JOINT INSURED AGREEMENT

         AGREEMENT dated July 1, 2008, among the registered investment companies advised by Third Avenue Management, LLC, ("the Adviser") which are listed on Schedule A (collectively, the "Funds").

         WHEREAS, each of the Funds are named as an insured in a fidelity bond issued by The Hartford as of July 1, 2008 (the "Fidelity Bond"), which Fidelity Bond is intended to be in full compliance with Rule 17g-1 under the Investment Company Act of 1940 ("Rule 17g-1"); and

         WHEREAS, the Funds desire to enter into an agreement in order to meet the requirements of Rule 17g-1 and to assure that premiums on the Fidelity Bond are allocated in a fair and equitable manner; and

         WHEREAS, in the absence of any reasonable ability to quantify their respective fidelity risks, it is policy of each of the Funds to maintain a minimum amount of fidelity insurance at least equal to the amount required by Rule 17g-1(d).

         Now, THEREFORE, the Funds do hereby agree as follows:

         1. In the event that the insured losses of two or more Funds are such that the aggregate amount of all recoveries thereon is limited by the face amount of the Fidelity Bond, the amount recoverable by each Fund shall be at least equal to the amount of the "Minimum Insurance" allocated to such Fund pursuant to the provision hereof and any remaining amount recoverable under the Fidelity Bond in respect of such losses shall then be applied in proportion to the remaining insureds by unsatisfied loss or losses of each of the Funds affected by such limitation.

         2. The pro forma allocation of Minimum Insurance to each of the Funds is set forth in Schedule B hereto which will be amended and a copy thereof furnished to each of the Funds whenever any of the Funds increase or decrease the amount of its Minimum Insurance. In no event, however, shall the Minimum Insurance allocated to any of the Funds be less than the amount required for its asset size by Rule 17g-1.

         3. Each Fund may, at any time, increase its allocation of Minimum Insurance upon payment of the premium required for such additional insurance provided that the face amount of the Fidelity Bond can increase accordingly or be supplemented by a policy of excess insurance. Effective as of the annual renewal of the Fidelity Bond, each of the Funds may also decrease the amount of its Minimum Insurance to an amount which shall not, however, be less than that required by the provision of this paragraph.



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

         4. Any other registered investment company or additional series of such an investment company for which the Adviser or its affiliates serve as investment adviser (an "Additional Fund") may become a party to this Agreement by (a) executing a copy of this Agreement (copy of which will be furnished to each of the Funds) and/or being added to Schedules A and B hereto, and (b) paying the premium for any required increase in the amount of the Fidelity Bond if the underwriter of the Fidelity Bond is willing to add such Additional Fund as an additional insured and increase the amount equal to the Minimum Insurance required for such Additional Fund by the provisions hereof.

         5. The total premium payable for the Fidelity Bond shall be allocated to each of the Funds in relation to their respective amount of Minimum Insurance carried by any of the Funds or for any Additional Fund will be prorated over the remaining term of the Fidelity Bond.

         6. The Agreement shall remain in effect for as long as two or more of the Funds (including any Additional Fund) are insured under the terms of the Fidelity Bond. Any fund shall, however, have the right to terminate, at any time, its participation in the Fidelity Bond and in this Agreement provided the losses incurred prior to such termination shall be governed by the provision of this Agreement and the amount of any return premium to which such Fund shall be entitled will be limited to the amount actually obtained from the underwriter in respect of such termination.

                  IN WITNESS WHEREOF, the parties hereto have executed this Joint Insured Agreement as of the date first written below.



                                             THIRD AVENUE TRUST,
                                             on behalf of each of its series set
                                             forth on Schedule A hereto.

                                             By: _____________________
                                             Date: ____________________

                                             THIRD AVENUE VARIABLE
                                             SERIES TRUST, on behalf of
                                             each of its series set forth on
                                             Schedule A hereto.

                                             By: ____________________
                                             Date: ___________________



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

                                   SCHEDULE A
                     LIST OF REGISTERED INVESTMENT COMPANIES



THIRD AVENUE TRUST, on behalf of its series:

Third Avenue Value Fund
Third Avenue Small-Cap Value Fund
Third Avenue Real Estate Value Fund
Third Avenue International Value Fund


THIRD AVENUE VARIABLE SERIES TRUST, on behalf of its series:

Third Avenue Value Portfolio

























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

                                   SCHEDULE B
                               THIRD AVENUE FUNDS
                        RULE 17G-1 FIDELITY BOND COVERAGE


                           PROPOSED PREMIUM ALLOCATION
             FOR THE PERIOD FROM JULY 1, 2008 THROUGH JUNE 30, 2009


                               Gross Assets (in millions)      Required Minimum       Annual
                               at March 26, 2008               Coverage               Premium
                               -----------------               --------               -------
THIRD AVENUE TRUST

Third Avenue Value Fund               $9,897                   $2,500,000             $2,783.02

Third Avenue Small-Cap
  Value Fund                          $1,861                   $1,500,000             $1,669.81

Third Avenue Real Estate
  Value Fund                          $2,242                   $1,700,000             $1,892.45

Third Avenue International
  Value Fund                          $1,942                   $1,500,000             $1,669.81

TRUST TOTAL                          $15,942                   $2,500,000             $8,015.09


----------------------------------------------------------------------------------------------------

Third Avenue Variable
Series Trust

Third Avenue Value
  Portfolio                             $403                     $750,000               $834.91

TRUST TOTAL                             $403                     $750,000               $834.91


----------------------------------------------------------------------------------------------------

GRAND TOTAL                          $16,345                   $3,250,000             $8,850.00

----------------------------------------------------------------------------------------------------


Current Coverage with Great American as of May 4, 2007 through July 1, 2008.




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